Exhibit 99

Contact:
Rod Hise
Third Wave Technologies
(608) 663-4010

For Immediate Release

Kay Napier Appointed to Third Wave Board of Directors

MADISON, Wis., June 19, 2006—Third Wave Technologies Inc. (Nasdaq: TWTI) today announced that Kay Napier has joined the company’s board of directors.

        Ms. Napier brings to Third Wave’s board an impressive record of general management and marketing success at two of the world’s largest and most respected companies, where she developed and led a broad range of health care, women’s health and family initiatives over 25 years.

        Ms. Napier is a 20-year veteran of Procter & Gamble, where she rose from assistant brand manager to vice president and general manager of the company’s then $800-million North American pharmaceutical business. She led its 1,200-person sales force, and its marketing, finance, market research, and professional and scientific relations functions. Among her many accomplishments at Procter & Gamble was the successful launch in 2000 of the osteoporosis drug Actonel. The Actonel brand grew to $1 billion in revenue more quickly than any brand in Procter & Gamble’s history. She also developed and led Procter &Gamble’s women’s health program and served as managing director of worldwide strategic planning for the company’s pharmaceutical business.

        Ms. Napier joined McDonald’s Corp. in 2002, where she was senior vice president of marketing. She led the development and execution of that company’s strategy to reinvigorate its business with women and families. The efforts included the launches of McDonald’s Premium Salads and other balanced lifestyle offerings, which were key drivers of the company’s recent turnaround. She also served as McDonald’s chief marketing officer for the European market, where similar innovations contributed to the turnaround of the business there.

        “Kay is an outstanding addition to Third Wave’s board of directors and we are delighted that she has joined us,” said Kevin T. Conroy, president and chief executive of Third Wave. “Kay’s sharp, seasoned strategic and marketing insight, particularly in women’s health, will be critical to the company as we move towards the launches of our HPV and other high-value products during the next two years and beyond.”

        ”I am delighted to be joining Third Wave’s board at this exciting and important time in the company’s history,” Ms. Napier said. “Third Wave has a unique ability to capture value in the molecular diagnostics market through its Invader chemistry and I look forward to working with my colleagues on the board to maximize that value for shareholders.”

About Third Wave Technologies

        Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company’s website at http://www.twt.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to the company’s ability to bring new products to market as anticipated, the current regulatory environment in which the company sells its products, the market acceptance of those products, dependence on partners and customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

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